Exhibit 99.1

JAKKS Pacific Reports Second Quarter 2017 Financial Results

Company Reaffirms Increases in Full Year Net Income, EPS and Adjusted EBITDA Despite Lower Sales

SANTA MONICA, Calif.--(BUSINESS WIRE)--July 25, 2017--JAKKS Pacific, Inc. (NASDAQ: JAKK) today reported financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Financial Results

Net sales for second quarter 2017 were $119.6 million compared to $141.0 million reported in the year ago period. The reported net loss attributable to JAKKS Pacific for the second quarter was $16.7 million, or $0.77 loss per diluted share, which included a non-cash charge of $2.3 million related to the write-down of accounts receivable from 2014/2015 sales to an online retailer no longer in business. This compares to a net loss attributable to JAKKS Pacific of $4.4 million, or $0.27 loss per diluted share, reported in 2016. Adjusted EBITDA for the second quarter was negative $5.4 million, compared to Adjusted EBITDA of $4.0 million in 2016. See note below on “Use of Non-GAAP Financial Information.”

Gross margin in the second quarter 2017 was 28.2%, down from 31.8% last year as a result of deleveraging of fixed costs, shifts in product mix and closeout sales in certain categories.

Operating loss for the second quarter 2017 was $14.1 million, including the $2.3 million non-cash charge related to the accounts receivable write-down due to an online retailer no longer in business, compared to an operating loss of $1.1 million in the second quarter of 2016. While overhead declined in the quarter, operating income was impacted by the deleveraging of fixed operating costs on lower sales, lower gross margin and an increase in direct selling costs including marketing expenses due to Easter occurring in mid-April in 2017 versus in March 2016.

Management Commentary

Stephen Berman, JAKKS Pacific Chairman and Chief Executive Officer, stated: “The decline in sales for the second quarter is attributable to several factors, including the consequence of suspending sales to one of our retail customers and the decline of several of our film-related licensed properties. Despite lower sales in Q2 and first half 2017 as we expected, we believe sales declines in the second half to be much more modest as we head into peak selling season.

“Our anticipated results are based on several new product lines that are performing well, especially Moana, Disney Princess and Nintendo products, which showed strong year-over-year performance. In addition to the expected continued performance of these product lines in the second half, we are also excited by many new innovative product introductions coming for the Fall, including properties from licensing partners (DC Superhero Girls, Nintendo Splatoon and new Disney products) as well as several proprietary product lines (Squish-Dee-lish™, Pull My Finger™ and Real Workin’ Buddies Mr. Dusty™). In addition, our Disguise® division has new Minecraft and LEGO licensed role-play and Halloween costumes adding to the excitement.

“We are particularly excited about additional new category introductions, including C’est Moi™, our proprietary cosmetic brand for tweens which we expect to launch late in 2017, and a sporting goods line called Morf™, an innovative, unique single platform in which you can balance, bounce, skate and scoot by easily switching out the wheels and handles. Morf is expected to launch Spring 2018. We are also looking forward with great anticipation to new licenses which we believe will enhance our sales performance in the fourth quarter carrying over to 2018.

“We are well poised for a profitable second half, when we will have milder headwinds on sales and strong tailwinds on costs. We have significantly strengthened our balance sheet, and have put in place a growing set of partnerships with leading entertainment companies that we expect to add to sales and boost margins in the second half of 2017 and beyond.

“We remain optimistic about the balance of the year in which we continue to expect full year Adjusted EBITDA and EPS to exceed last year’s performance despite an overall decline in sales for this full year.”

Working Capital and Cash Flow

As of June 30, 2017, the Company’s working capital was $191.0 million, including cash, cash equivalents and restricted cash of $67.6 million, compared to working capital of $216.5 million, including cash, cash equivalents and restricted cash of $96.6 million as of June 30, 2016. Net cash provided by operating activities for the second quarter was $3.3 million, compared to using net cash of $14.7 million in the year ago period.

2017 Outlook

For 2017, the Company continues to expect higher net income, earnings per share and Adjusted EBITDA on lower net sales compared to 2016, excluding the non-cash bad debt charge. The Company expects improved profitability in 2017 principally in the second half to result from more efficient marketing, cost-containment efforts and a continued focus on building our base of evergreen brands and categories, as well as entering new categories, creating a strong portfolio of new and existing licenses, and developing owned IP and content.

Convertible Senior Note Retirement

During the second quarter, the Company exchanged and retired $12.0 million principal amount of its 2018 Convertible Senior Notes for $11.4 million in cash and 112,400 shares of common stock.

Common Stock Issuance

During the second quarter, the Company completed the sale of approximately 3.7 million shares of its common stock for $19.3 million in cash to an affiliate of its China joint venture partner.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call Live Webcast

JAKKS Pacific will webcast its second quarter earnings call at 9 a.m. Eastern Time/6 a.m. Pacific Time today. To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors and click on the earnings website link under Presentations at least 10 minutes prior to register, download and install any necessary audio software.

A replay of the call will be available on JAKKS Pacific’s website approximately one hour following completion of the call through August 8, 2017, ending at 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time. The playback can be accessed by calling (888) 843-7419 or (630) 652-3042 for international callers, passcode “4525 3547#” for both playback numbers.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include BIG-FIGS™, XPV®, Max Tow™ and Friends, Disguise®, Moose Mountain®, Funnoodle®, Maui® and Kids Only!®; a wide range of entertainment-inspired products featuring premier licensed properties; and C’est Moi™, a youth skincare and make-up brand. Through JAKKS Cares, the Company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

© 2017 JAKKS Pacific, Inc. All rights reserved.

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS Pacific's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2017	2016
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$64,098	$86,064
Restricted cash	3,500	-
Accounts receivable, net	110,477	173,599
Inventory, net	81,220	75,435
Income taxes receivable	2,642	1,204
Prepaid expenses and other	27,480	17,077
Total current assets	289,417	353,379

Property and equipment	135,573	128,400
Less accumulated depreciation and amortization	111,046	105,559
Property and equipment, net	24,527	22,841

Goodwill	43,475	43,208
Trademarks & other assets, net	33,959	37,875
Investment in DreamPlay, LLC	7,000	7,000
Total assets	$398,378	$464,303

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$89,393	$90,386
Reserve for sales returns and allowances	9,056	16,424
Short term debt	-	10,000
Total current liabilities	98,449	116,810

Long term debt, net	152,975	203,007
Other liabilities	4,739	5,004
Income taxes payable	1,205	2,248
Deferred tax liability, net	2,034	2,034
Total liabilities	259,402	329,103

Stockholders' equity:
Common stock, $.001 par value	27	19
Additional paid-in capital	213,898	177,624
Treasury stock	(24,000)	(24,000)
Accumulated deficit	(37,206)	(2,148)
Accumulated other comprehensive loss	(14,741)	(17,207)
Total JAKKS Pacific, Inc. stockholders' equity	137,978	134,288
Non-controlling interests	998	912
Total stockholders' equity	138,976	135,200
Total liabilities and stockholders' equity	$398,378	$464,303

Working Capital	$190,968	$236,569

JAKKS Pacific, Inc. and Subsidiaries
Second Quarter Earnings Announcement, 2017
Condensed Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands, except per share data)		(In thousands, except per share data)

Net sales	$119,565	$140,977	$214,070	$236,786
Less cost of sales
Cost of goods	65,417	74,815	117,734	126,993
Royalty expense	17,258	19,299	27,623	30,533
Amortization of tools and molds	3,171	2,063	4,973	3,277
Cost of sales	85,846	96,177	150,330	160,803
Gross profit	33,719	44,800	63,740	75,983
Direct selling expenses	10,805	8,892	21,524	20,451
Selling, general and administrative expenses	34,460	34,415	66,908	65,033
Depreciation and amortization	2,562	2,593	5,140	5,415
Loss from operations	(14,108)	(1,100)	(29,832)	(14,916)
Other income (expense):
Income from joint ventures	105	861	105	861
Other income	159	-	182	75
Interest income	10	18	14	34
Interest expense	(2,537)	(3,220)	(5,469)	(6,446)
Loss before provision for (benefit from) income taxes	(16,371)	(3,441)	(35,000)	(20,392)
Provision for (benefit from) income taxes	316	704	(28)	1,136
Net loss	(16,687)	(4,145)	(34,972)	(21,528)
Net income attributable to non-controlling interests	55	224	86	256
Net loss attributable to JAKKS Pacific, Inc.	$(16,742)	$(4,369)	$(35,058)	$(21,784)
Loss per share - basic and diluted	$(0.77)	$(0.27)	$(1.77)	$(1.30)
Shares used in loss per share	21,616	16,402	19,865	16,818

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of Adjusted EBITDA (Unaudited)
For the Six Months Ended June 30, 2017 and 2016

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring charges incurred, primarily related to reorganization expenses and certain non-cash charges for restricted stock compensation expense. Adjusted EBITDA is not a recognized financial measure under GAAP, but we believe that it is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure Adjusted EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of Adjusted EBITDA by other comparable companies as a measure of performance.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)		(In thousands)

Net loss	$(16,687)	$(4,145)	$(34,972)	$(21,528)
Income from joint ventures	(105)	(861)	(105)	(861)
Other income	(159)	-	(182)	(75)
Interest income	(10)	(18)	(14)	(34)
Interest expense	2,537	3,220	5,469	6,446
Provision for (benefit from) income taxes	316	704	(28)	1,136
Depreciation and amortization	5,733	4,656	10,113	8,692
Restricted stock compensation expense	713	461	1,460	1,084
Non-cash bad debt write-off	2,305	-	2,305	-

Adjusted EBITDA	$(5,357)	$4,017	$(15,954)	$(5,140)

CONTACT:
JAKKS Pacific
Sara Rosales Montalvo, (424) 268-9363
Senior Vice President, Communications
or
Joel Bennett, (310) 455-6210
Executive Vice President & CFO
or
Liolios Investor Relations
Sean McGowan, (949) 574-3860
Managing Director
JAKK@liolios.com